EXHIBIT 99.1

KBR Announces Second Quarter 2023 Financial Results

Delivered Outstanding 1H23 Revenue and Cash Flow Results
Raises FY23 Adj. EBITDA2 Guidance
Resolved Legacy Litigation and Partially Retired Outstanding Convertible Notes

HOUSTON, TX - July 27, 2023 - KBR, Inc. (NYSE: KBR) today announced its second quarter 2023 financial results and raised its FY 2023 financial guidance for Adjusted EBITDA[2].

“Once again, the people of KBR have delivered a strong quarter of financial and ESG performance, underpinned by our mission focus and exemplary operational discipline,” said Stuart Bradie, KBR president and CEO. “Revenue and cash flow were strong in the first half of 2023. Net income was negatively impacted due to recorded losses in the second quarter associated with our convertible notes and the settlement of a legacy legal matter. First half Adjusted EBITDA2 and Adjusted EPS2 were outstanding, and as a result of strong, core business performance, we are pleased to announce an increase in our FY 2023 Adjusted EBITDA2 guidance. In response to our ongoing ESG progress, we received a AAA designation in MSCI’s 2023 ESG Ratings, we were named one of America’s Climate Leaders 2023 by USA Today, and we received a gold medal rating from EcoVadis in recognition of our sustainability achievements, ranking KBR among the top 5% of assessed companies.”

“Furthermore, we were pleased to announce the resolution of a legacy legal matter and the repurchase of $100 million in convertible notes and associated warrants. We anticipate these developments will help us reduce uncertainty and liquidity risk and open the door for opportunities for shareholder value appreciation as we continue to build on our strong momentum this year and the years to come.”

New Business Awards
Backlog and options as of June 30, 2023 totaled $21.1 billion. Delivered 1.1x trailing-twelve-months (TTM) book-to-bill1 as of June 30, 2023. Awarded $2.2 billion of bookings and options in the quarter.

Sustainable Technology Solutions (STS) delivered 1.4x TTM book-to-bill1 as of June 30, 2023, including awards and achievements in the quarter as follows:
•Selected by Avina Clean Hydrogen to use KBR's K-GreeN® technology for its green ammonia project in the U.S.
•Signed a memorandum of understanding with Atlas Agro AG to license KBR's innovative K-GreeN® technology for Atlas' planned investment in a series of green nitrate plants.
•Signed a joint development agreement with ISU Chemical Co. Ltd. for the design of a commercial scale lithium sulfide unit for next generation battery technology.
•Awarded an engineering and design services contract from The Chemours Company to increase capacity and advance technology for its industry-leading Nafion™ exchange materials platform.
•Awarded a contract by Hindustan Petroleum Corporation Limited to implement KBR's market-leading supercritical solvent deasphalting technology, ROSE®, at a refinery in Mumbai.
•Signed a feasibility study contract by Southern Rock Energy Partners to support the development of a first-of-its-kind refinery in Cushing, Oklahoma.
•Announced a new fully integrated and flexible Autothermal Reforming (ATR) technology solution for the production of low carbon ammonia at mega scale.

1 As used throughout this release and consistent with our practice, book-to-bill excludes long-term UK PFIs
2 As used throughout this earnings release, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted earnings per share, Adjusted operating cash flows, Adjusted free cash flows, Revenue excluding OAW, Adjusted EBITDA/EPS excluding gains on sale of non-core assets and Adjusted net income attributable to KBR are non-GAAP financial measures. See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measures.

Government Solutions (GS) delivered 0.9x TTM book-to-bill1 as of June 30, 2023, including awards and achievements in the quarter as follows:
•Awarded a significant contract, Integrated Missions Operations Contract III, worth up to $1.9 billion for the continued support of NASA’s human spaceflight programs, including the International Space Station, Artemis and Low Earth Orbit Commercialization. This has not yet been booked into backlog.
•Awarded a contract up to $69 million to provide mission-critical labor at three locations in the U.S. Central Command area of operations through the Air Force Contract Augmentation Program.
•U.S. Small Business Administration awarded KBR's Science and Space division the Dwight D. Eisenhower Award for Excellence in research and development.
•Expanded base operations support services in the Indo-Pacific region with a $24 million task award contract by the 94th Army Air and Missile Defense Command for support of two key communications sites in Japan.
•Announced that it is a subcontractor to McCallie Associates, Inc., a certified small business selected to provide mission and instrument systems engineering services at NASA's Goddard Space Flight Center in Maryland and Wallops Flight Facility in Virginia.
•Awarded several other contracts in Science & Space and Defense & Intel that have not been booked into backlog due to ongoing protest.

KBR recently published its 2022 Sustainability Report and received the following awards and achievements in the quarter:
•Received a AAA designation in MSCI's 2023 ESG (environmental, social and governance) Ratings. The AAA rating is MSCI's highest and is given to companies that are leading their industries in managing the most significant ESG risks and opportunities.
•Recognized by USA Today as one of America's Climate Leaders for 2023. This data-driven recognition ranks U.S.-based companies that have cut their carbon footprint in recent years.
•Earned a Gold Rating from EcoVadis, one of the world's largest and most trusted providers of business sustainability ratings for global supply chains. The Gold Rating places KBR in the top 5% of assessed companies.

Summarized Second Quarter Fiscal 2023 Financial Results

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in millions, except share data	2023	2022	2023	2022
Revenues	$1,753	$1,616	$3,456	$3,330
Operating income	$10	$127	$154	$96
Net income (loss) attributable to KBR	$(351)	$94	$(265)	$23
Adjusted EBITDA[2]	$191	$186	$373	$340
Operating income margin %	1%	8%	4%	3%
Adjusted EBITDA[2] margin %	11%	12%	11%	10%
Earnings per share:
Diluted earnings per share	$(2.60)	$0.61	$(1.95)	$0.17
Adjusted earnings per share[2]	$0.74	$0.76	$1.41	$1.38
Cash flows:
Operating cash flows	$253	$125	$288	$214
Adjusted operating cash flows[2]	$253	$125	$288	$214
Adjusted free cash flows[2]	$234	$112	$250	$195
1 As used throughout this release and consistent with our practice, book-to-bill excludes long-term UK PFIs
2 As used throughout this earnings release, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted earnings per share, Adjusted operating cash flows, Adjusted free cash flows, Revenue excluding OAW, Adjusted EBITDA/EPS excluding gains on sale of non-core assets and Adjusted net income attributable to KBR are non-GAAP financial measures. See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measures.

Financial Highlights for the Three Months Ended June 30, 2023
•Revenue of $1.8 billion, up 11% on an ex-OAW2 year-over-year-basis
•Net income attributable to KBR of $(351) million; Adjusted EBITDA2 of $191 million (11% Adjusted EBITDA2 margin)
•Diluted EPS of $(2.60); Adjusted EPS2 of $0.74
•Operating cash flows of $253 million
•Bookings and options of $2.2 billion during the quarter with 1.1x TTM book-to-bill1

Financial Highlights for the Six Months Ended June 30, 2023
•Revenue of $3.5 billion, up 14% on an ex-OAW2 year-over-year-basis
•Net income attributable to KBR of $(265) million; Adjusted EBITDA2 of $373 million (11% Adjusted EBITDA2 margin)
•Diluted EPS of $(1.95); Adjusted EPS2 of $1.41
•Operating cash flows of $288 million
•Bookings and options of $5.3 billion during the year to date period with 1.1x TTM book-to-bill1

Commentary on the Three Months Ended June 30, 2023
Revenues were $1.8 billion, up 8% compared to 2Q'22. Revenue ex-OAW2 increased $173 million, or 11%, primarily attributable to increased activity to support exercises, training and other activities in the European Command, on-contract growth in Science & Space and Defense, and growing demand in Sustainable Technology Solutions primarily from engineering and professional services and technology licensing.

Net income attributable to KBR was $(351) million, down $445 million compared to 2Q'22, primarily due to a cash charge of $144 million in connection with the settlement of a legacy legal matter and a non-cash charge of $314 million recorded in connection with the accounting treatment resulting from an election to settle our convertible notes in cash upon maturity, the repurchase of a portion of our convertible notes and the termination of corresponding portions of the note hedge and warrants (discussed below) in the current quarter.

Adjusted EBITDA2 was $191 million, up 3% compared to 2Q'22, with Adjusted EBITDA2 margins of 11%. Adjusted EBITDA ex-Gains2 was up 16% compared to 2Q'22.

Diluted earnings per share decreased in line with the decrease in net income attributable to KBR. Adjusted earnings per share2 increased due to increases in gross profit and equity in earnings from unconsolidated affiliates partially offset by increases in selling, general and administrative expenses and interest expense.

Operating cash flows were $253 million, up 102% compared to 2Q'22, due to revenue growth and recovery of timing items from prior quarter.

Capital returned to shareholders totaled $95 million during the quarter, consisting of $76 million in share repurchases, inclusive of $75 million of open market repurchases and $1 million of repurchases to satisfy requirements of equity compensation plans, and $19 million in regular dividends.

Commentary on the Six Months Ended June 30, 2023
Revenues were $3.5 billion, up 4% compared to YTD 2Q'22. Revenue ex-OAW2 increased $431 million, or 14%, primarily attributable to increased activity to support exercises, training and other activities in the European Command, on-contract growth in Science & Space and Defense, and growing demand in Sustainable Technology Solutions primarily from engineering and professional services and technology licensing.

1 As used throughout this release and consistent with our practice, book-to-bill excludes long-term UK PFIs
2 As used throughout this earnings release, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted earnings per share, Adjusted operating cash flows, Adjusted free cash flows, Revenue excluding OAW, Adjusted EBITDA/EPS excluding gains on sale of non-core assets and Adjusted net income attributable to KBR are non-GAAP financial measures. See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measures.

Net income attributable to KBR was $(265) million, down $288 million compared to YTD 2Q'22. Excluding the non-cash charge of $314 million related to the convertible notes settlement method election and partial repurchase and partial unwind agreements in the current quarter (discussed below), Adjusted net income attributable to KBR2 was $49 million, up $26 million, due to higher gross profit partially offset by higher selling, general and administrative expenses and interest expense, as well as prior year gains on sale of non-core assets and unrealized gain on investments that did not recur in the current year.

Adjusted EBITDA2 was $373 million, up 10% compared to YTD 2Q'22, with Adjusted EBITDA2 margins of 11%. Adjusted EBITDA ex-Gains2 was up 17% compared to YTD 2Q'22.

Diluted earnings per share decreased in line with the decrease in net income attributable to KBR. Adjusted earnings per share2 increased due to increases in gross profit and equity in earnings from unconsolidated affiliates partially offset by increases in selling, general and administrative expenses and interest expense.

Operating cash flows were $288 million, up 35% compared to YTD 2Q'22.

Capital returned to shareholders totaled $172 million during the year to date period, consisting of $137 million in share repurchases, inclusive of $125 million of open market repurchases and $12 million of repurchases to satisfy requirements of equity compensation plans, and $35 million in regular dividends.

Cash Settlement Method Election and Repurchase of Convertible Notes
During the quarter, KBR made an irrevocable election to use cash as the settlement method (as opposed to shares or a combination of cash and shares) to settle the principal and any excess value upon early conversion or maturity of the $350 million principal amount of convertible notes due November 2023. This election triggered a change in accounting treatment for both the convertible notes and the related note hedge. Previously these instruments qualified for an equity exemption under ASC 815 Derivatives and Hedging because share settlement was an available option. However, as of the date of the cash settlement election, the convertible notes and the related hedge no longer qualified for this exemption, and as a result, the conversion option of the convertible notes and the note hedge required fair value measurement on the date of such election.

Additionally, during the quarter, we entered into privately-negotiated transactions to repurchase $100 million in principal amount of the outstanding convertible notes, as well as the partial unwind agreements to terminate the corresponding portions of the note hedge and warrants.

As a result of the above cash settlement method election and partial repurchase, we recorded a $302 million loss composed of a $104 million loss on derivative bifurcation, a $70 million loss on debt extinguishment, and a $128 million charge related to the accretion of convertible notes debt discount. Additionally, as a result of the partial unwind agreements, we recorded a $12 million loss on settlement of warrants. These amounts, totaling $314 million, are recorded within "Charges associated with Convertible Notes" on our Condensed Consolidated Statement of Operations. Refer to Note 18 "Cash Election and Repurchase of Convertible Notes" in our Form 10-Q for the quarter ended June 30, 2023 for further details.

The impact of the accounting treatment does not change the economics or expected cash outflows or inflows associated with the convertible notes, note hedge or warrants.

1 As used throughout this release and consistent with our practice, book-to-bill excludes long-term UK PFIs
2 As used throughout this earnings release, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted earnings per share, Adjusted operating cash flows, Adjusted free cash flows, Revenue excluding OAW, Adjusted EBITDA/EPS excluding gains on sale of non-core assets and Adjusted net income attributable to KBR are non-GAAP financial measures. See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measures.

Other Deployment Matters
During the quarter, KBR settled a legacy legal matter pending in federal court. Under the terms of the settlement, KBR denies any liability or wrongful conduct. As a result of the settlement, a charge of $144 million was recorded in operating income in the current quarter. Payment of the settlement amount occurred in July 2023.

Updated Fiscal 2023 Guidance
The table below summarizes updated fiscal 2023 guidance and represents our views as of July 27, 2023.

	Updated Fiscal 2023 Guidance	Prior Fiscal 2023 Guidance
Revenue	$6.9B - $7.1B	$6.9B - $7.1B
Adjusted EBITDA	$730M - $750M	$715M - $745M
Adjusted EPS*	$2.76 - $2.96	$2.76 - $2.96
Effective tax rate	24% - 25%	24% - 25%
Adjusted operating cash flows	$425M - $460M	$425M - $460M
* Fiscal 2023Adjusted EPS guidance is calculated using a share count of approximately 138 million.

The company does not provide reconciliations of Adjusted EBITDA, Adjusted EPS, or Adjusted operating cash flows to the most comparable GAAP financial measures on a forward-looking basis because the company is unable to predict with reasonable certainty the ultimate outcome of legal proceedings, unusual gains and losses, and acquisition-related expenses without unreasonable effort, which could be material to the company’s results computed in accordance with GAAP.

Conference Call Details
The company will host a conference call to discuss its second quarter financial results on Thursday, July 27, 2023, at 7:30 a.m. Central Time. The conference call will be webcast simultaneously through the Investor Relations section of KBR’s website at investors.kbr.com. A replay of the webcast will be available shortly after the call on KBR’s website or by telephone at +1.866.813.9403, passcode: 437878.

About KBR
We deliver science, technology and engineering solutions to governments and companies around the world. KBR employs approximately 33,000 people worldwide with customers in more than 80 countries and operations in 33 countries. KBR is proud to work with its customers across the globe to provide technology, value-added services, and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.
Visit www.kbr.com

1 As used throughout this release and consistent with our practice, book-to-bill excludes long-term UK PFIs
2 As used throughout this earnings release, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted earnings per share, Adjusted operating cash flows, Adjusted free cash flows, Revenue excluding OAW, Adjusted EBITDA/EPS excluding gains on sale of non-core assets and Adjusted net income attributable to KBR are non-GAAP financial measures. See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measures.

Forward-Looking Statements
The statements in this press release that are not historical statements, including statements regarding our expectations for our future financial performance, effective tax rate, operating cash flows, contract revenues, award activity, our business strategy, interest expense, and our plans for raising and deploying capital, paying dividends and settling our convertible notes at maturity, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: uncertainty, delays or reductions in government funding, appropriations and payments, including as a result of continuing resolution funding mechanisms, government shutdowns or changing budget priorities; the ongoing conflict between Russia and Ukraine and the related impacts on our business as we continue to carry out efforts to wind down operations in Russia; potential adverse economic and market conditions, such as interest rate and currency exchange rate fluctuations, the company’s ability to manage its liquidity; the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; the possibility of cyber and malware attacks; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

The company's most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that the company has identified that may affect its business, results of operations and financial condition. Except as required by law, the company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:
Investors
Jamie DuBray
Vice President, Investor Relations
713-753-2133
Investors@kbr.com

Media
Philip Ivy
Vice President, Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.
Condensed Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Government Solutions	$1,352	$1,312	$2,680	$2,771
Sustainable Technology Solutions	401	304	776	559
Total revenues	1,753	1,616	3,456	3,330
Gross profit	251	201	496	397
Equity in earnings (losses) of unconsolidated affiliates	23	10	46	(108)
Selling, general and administrative expenses	(119)	(105)	(243)	(212)
Legal settlement of legacy matter	(144)	—	(144)	—
Gain on disposition of assets and investments	—	22	—	22
Other	(1)	(1)	(1)	(3)
Operating income (loss):
Government Solutions	(28)	131	74	247
Sustainable Technology Solutions	77	32	159	(74)
Other	(39)	(36)	(79)	(77)
Total operating income (loss)	10	127	154	96
Interest expense	(29)	(21)	(55)	(41)
Unrealized gain on other investment	—	16	—	16
Charges associated with Convertible Notes	(314)	—	(314)	—
Other non-operating income (expense)	(1)	5	(3)	5
Income (loss) before income taxes	(334)	127	(218)	76
Provision for income taxes	(16)	(33)	(46)	(52)
Net income (loss)	(350)	94	(264)	24
Less: Net income attributable to noncontrolling interests	1	—	1	1
Net income (loss) attributable to KBR	$(351)	$94	$(265)	$23
Adjusted EBITDA[1]	$191	$186	$373	$340
Diluted EPS	$(2.60)	$0.61	$(1.95)	$0.17
Adjusted EPS[1]	$0.74	$0.76	$1.41	$1.38
Diluted weighted average common shares outstanding	135	156	136	156
Adjusted weighted average common shares outstanding	138	142	139	142
[1] See additional information at the end of this release regarding non-GAAP financial information, including a reconciliation to the nearest GAAP measure

KBR, Inc.
Condensed Consolidated Balance Sheets
(In millions, except share data)

	June 30,	December 31,
	2023	2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$539	$389
Accounts receivable, net of allowance for credit losses of $8 and $9, respectively	1,022	942
Contract assets	229	252
Other current assets	584	164
Total current assets	2,374	1,747
Pension Assets	75	46
Property, plant, and equipment, net of accumulated depreciation of $432 and $417 (including net PPE of $32 and $22 owned by a variable interest entity), respectively	218	182
Operating lease right-of-use assets	143	164
Goodwill	2,107	2,087
Intangible assets, net of accumulated amortization of $359 and $332, respectively	639	645
Equity in and advances to unconsolidated affiliates	188	188
Deferred income taxes	196	213
Other assets	347	294
Total assets	$6,287	$5,566
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$726	$637
Contract liabilities	325	275
Accrued salaries, wages and benefits	327	325
Current maturities of long-term debt	117	364
Operating lease liabilities	47	48
Other current liabilities	710	172
Total current liabilities	2,252	1,821
Employee compensation and benefits	106	105
Income tax payable	117	117
Deferred income taxes	95	92
Long-term debt	1,628	1,376
Operating lease liabilities	178	193
Other liabilities	282	230
Total liabilities	4,658	3,934
Commitments and Contingencies
KBR shareholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value 300,000,000 shares authorized, 181,595,598 and 180,807,960 shares issued, and 134,915,400 and 136,505,145 shares outstanding, respectively	—	—
Paid-in capital in excess of par	2,616	2,235
Retained earnings	1,109	1,410
Treasury stock, 46,680,198 shares and 44,302,815 shares, at cost, respectively	(1,280)	(1,143)
Accumulated other comprehensive loss	(830)	(882)
Total KBR shareholders’ equity	1,615	1,620
Noncontrolling interests	14	12
Total shareholders’ equity	1,629	1,632
Total liabilities and shareholders’ equity	$6,287	$5,566

KBR, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(264)	$24
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Charges associated with Convertible Notes	314	—
Legal Settlement of legacy matter	144	—
Depreciation and amortization	70	66
Equity in (earnings) losses of unconsolidated affiliates	(46)	108
Deferred income tax	19	33
Gain on disposition of assets	—	(22)
Unrealized gain on other investment	—	(16)
Other	13	15
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for credit losses	(72)	361
Contract assets	22	15
Accounts payable	77	(366)
Contract liabilities	50	36
Accrued salaries, wages and benefits	6	(17)
Payments on operating lease obligation	(29)	(29)
Payments from unconsolidated affiliates, net	6	8
Distributions of earnings from unconsolidated affiliates	37	43
Pension funding	(9)	(22)
Other assets and liabilities	(50)	(23)
Total cash flows provided by operating activities	$288	$214
Cash flows from investing activities:
Purchases of property, plant and equipment	$(38)	$(19)
Proceeds from sale of assets or investments	—	60
Return of (investments in) equity method joint ventures, net	61	189
Funding in other investment	(39)	(61)
Other	(5)	—
Total cash flows (used in) provided by investing activities	$(21)	$169
Cash flows from financing activities:
Borrowings on long-term debt	330	—
Payments on short-term and long-term debt	(8)	(8)
Payments on settlement of warrants	(101)	—
Proceeds from the settlement of note hedge	150	—
Payments to settle Convertible Notes	(250)	—
Payments on revolving credit facility	(75)	(97)
Payments of dividends to shareholders	(35)	(32)
Net proceeds from issuance of common stock	4	5
Payments to reacquire common stock	(137)	(74)
Other	(4)	(9)
Total cash flows used in financing activities	$(126)	$(215)
Effect of exchange rate changes on cash	9	(22)
Increase in cash and cash equivalents	150	146
Cash and cash equivalents at beginning of period	389	370
Cash and cash equivalents at end of period	$539	$516
Supplemental disclosure of cash flows information:
Noncash investing activities
Leasehold improvements paid by landlord	$7	$—
Accrued but unpaid purchases of property, plant and equipment	$8	$—
Noncash financing activities
Dividends declared	$18	$17

KBR, Inc.
Backlog Information
(In millions)
(Unaudited)

	June 30,	December 31,
	2023	2022
Government Solutions	$11,823	$11,543
Sustainable Technology Solutions	5,060	4,012
Total backlog	$16,883	$15,555
Award options	4,179	4,203
Total backlog and options	$21,062	$19,758

Government Solutions backlog and options for the quarter ended June 30, 2023 totaled $16.0 billion, up $0.3 billion compared to December 31, 2022. Sustainable Technology Solutions backlog for the quarter ended June 30, 2023 totaled $5.1 billion, up $1.0 billion compared to December 31, 2022.

Non-GAAP Financial Information
The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

EBITDA and Adjusted EBITDA
We evaluate performance based on EBITDA and Adjusted EBITDA. EBITDA is defined as Net income (loss) attributable to KBR, plus interest expense; charges associated with Convertible Notes; other non-operating expense; provision for income taxes; and depreciation and amortization. Adjusted EBITDA excludes certain amounts included in EBITDA. EBITDA and Adjusted EBITDA for each of the three- and six-month periods ended June 30, 2023 and 2022 are considered non-GAAP financial measures under SEC rules because EBITDA and Adjusted EBITDA exclude certain amounts included in the calculation of net income (loss) attributable to KBR in accordance with GAAP for such periods. Management believes EBITDA and Adjusted EBITDA afford investors a view of what management considers KBR's core performance for each of the three- and six-month periods ended June 30, 2023 and 2022 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in millions	2023	2022	2023	2022

Net income attributable to KBR	$(351)	$94	$(265)	$23
Adjustments
•Interest expense	29	21	55	41
•Charges associated with Convertible Notes	314	—	314	—
•Other non-operating expense	1	(5)	3	(5)
•Provision for income taxes	16	33	46	52
•Depreciation and amortization	34	33	70	66
Consolidated EBITDA	$43	$176	$223	$177
Adjustments
•Acquisition, integration and restructuring	2	2	3	3
•Ichthys commercial resolution	—	8	2	140
•Legacy legal fees and settlements	148	4	153	8
•Appreciation in fair value of investments	—	(16)	—	(16)
•(Benefits) provisions related to exit from Russian commercial projects	(2)	12	(8)	28
Adjusted EBITDA	$191	$186	$373	$340

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in millions	2023	2022	2023	2022

Operating income (loss)	$10	$127	$154	$96
Adjustments
•Noncontrolling interest	(1)	—	(1)	(1)
•Unrealized gain on cost method investment	—	16	—	16
•Depreciation and amortization	34	33	70	66
Consolidated EBITDA	$43	$176	$223	$177
Adjustments
•Acquisition, integration and restructuring	2	2	3	3
•Ichthys commercial resolution	—	8	2	140
•Legacy legal fees and settlements	148	4	153	8
•Appreciation in fair value of investments	—	(16)	—	(16)
•(Benefits) provisions related to exit from Russian commercial projects	(2)	12	(8)	28
Adjusted EBITDA	$191	$186	$373	$340

Adjusted EPS
Adjusted earnings per share (Adjusted EPS) for each of the three- and six-month periods ended June 30, 2023 and 2022 is considered a non-GAAP financial measure under SEC rules because Adjusted EPS excludes certain amounts included in the Diluted EPS calculated in accordance with GAAP for such periods. The most directly comparable financial measure calculated in accordance with GAAP is Diluted EPS for the same periods. Management believes that Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the three- and six-month periods ended June 30, 2023 and 2022 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the three- and six-month periods ended June 30, 2023 and 2022 by adjusting Diluted EPS for the items included in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Diluted EPS[1]	$(2.60)	$0.61	$(1.95)	$0.17
Adjustments
•Amortization related to acquisitions	0.03	0.05	0.08	0.09
•Ichthys interest and commercial dispute costs	—	0.04	0.01	1.00
•Acquisition, integration and restructuring	0.01	0.01	0.02	0.01
•Impact of convert accounting and Diluted EPS share count[2]	0.06	0.05	0.04	—
•Legacy legal fees and settlements	0.98	0.02	1.00	0.04
•(Benefits) provisions related to exit from Russian commercial projects	(0.02)	0.07	(0.05)	0.16
•Charges associated with Convertible Notes	2.28	—	2.26	—
•Appreciation of fair value of investments	—	(0.09)	—	(0.09)
Adjusted EPS[1]	$0.74	$0.76	$1.41	$1.38
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1 Refer to the Condensed Consolidated Statement of Operations above for the applicable share counts used in Diluted EPS and Adjusted EPS calculations.
2 For the three- and six-months ended June 30, 2023, adjusted share count includes anti-dilutive shares for warrants excluded from Diluted EPS share count.

Adjusted Cash Flows Provided by Operating Activities and Adjusted Free Cash Flows
Adjusted operating cash flows and Adjusted free cash flows are considered non-GAAP financial measures under SEC rules. Adjusted operating cash flows exclude certain amounts included in the cash flows provided by operating activities calculated in accordance with GAAP. Adjusted free cash flows exclude capital expenditures from Adjusted operating cash flows. The most directly comparable financial measure calculated in accordance with GAAP is cash flows provided by operating activities. Management believes that Adjusted operating cash flows and Adjusted free cash flows afford investors a view of what management considers KBR's core operating cash flow performance and also afford investors the ability to make a more informed assessment of such core operating cash generation performance.

We have calculated Adjusted operating cash flows and Adjusted free cash flows for each of the three- and six-month periods ended June 30, 2023 and 2022 by adjusting operating cash flow provided by operating activities for items included in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in millions	2023	2022	2023	2022
Cash flows provided by operating activities	$253	$125	$288	$214
Add: Legacy legal settlement	—	—	—	—
Adjusted operating cash flows	$253	$125	$288	$214
Less: Capital expenditures	(19)	(13)	(38)	(19)
Adjusted free cash flows	$234	$112	$250	$195

Revenue ex-OAW

	Three Months Ended June 30,			Six Months Ended June 30,
Dollars in millions	2023	2022	Growth	2023	2022	Growth

Revenue (as reported)	$1,753	$1,616		$3,456	$3,330
Revenue attributable to OAW	—	36		—	305
Revenue ex-OAW	$1,753	$1,580	11%	$3,456	$3,025	14%

Adjusted EBITDA and Adjusted EPS ex-Gains

	Three Months Ended June 30,			Six Months Ended June 30,
Dollars in millions	2023	2022	Growth	2023	2022	Growth

Adjusted EBITDA (as reported)	$191	$186		$373	$340
Gains on sale of non-core assets	—	22		—	22
Adjusted EBITDA ex-Gains	$191	$164	16%	$373	$318	17%

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Growth	2023	2022	Growth

Adjusted EPS[1] (as reported)	$0.74	$0.76		$1.41	$1.38
Gains on sale of non-core assets	—	0.12		—	0.12
Adjusted EPS[1] ex-Gains	$0.74	$0.64	16%	$1.41	$1.26	12%

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1 Refer to the Condensed Consolidated Statement of Operations above for the applicable share counts used in Adjusted EPS calculations.

Adjusted Net Income Attributable to KBR

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in millions	2023	2022	2023	2022

Net income (loss) attributable to KBR (as reported)	$(351)	$94	$(265)	$23
Charges associated with Convertible Notes	314	—	314	—
Adjusted net income (loss) attributable to KBR	$(37)	$94	$49	$23